Exhibit 10.2

EXECUTION VERSION

TRANSACTION AGREEMENT

dated as of April 24, 2018

by and among

Quality Technology Services Holding, LLC,

QualityTech, LP,

and

General Datatech, L.P.

-i-

TABLE OF CONTENTS

(continued)

-ii-

EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement

-iii-

TRANSACTION AGREEMENT

THIS  TRANSACTION AGREEMENT, dated as of April 24, 2018 (the “Effective Date”), is made by and among Quality Technology Services Holding, LLC, a Delaware limited liability company (“QTS TRS”), and QualityTech, LP, a Delaware limited partnership and the sole member of QTS TRS (“QTS LP” and together with QTS TRS, the “Seller Parties”), on the one hand, and General Datatech, L.P., a Texas limited partnership (“Buyer” and, together with the Seller Parties, the “Parties”), on the other hand.

RECITALS

A.        The Seller Parties are engaged in, among other businesses, providing certain hybrid cloud, hosting and managed services, and the Seller Parties or their respective Affiliates own all of the Purchased Assets (as hereafter defined), which are used in such services.

B.         The Seller Parties desire to sell to Buyer, and Buyer desires to purchase from the Seller Parties or their respective Affiliates, all of the Purchased Assets, and Buyer desires to assume the Assumed Liabilities (as hereafter defined), in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.   Certain Defined Terms.  Capitalized terms used in this Agreement have the meanings specified in this Agreement, including Exhibit A attached hereto.

ARTICLE II

PURCHASE AND SALE; FRAMEWORK FOR ASSIGNMENT

Section 2.01.   Purchase and Sale of Purchased Assets.

(a)        Purchased Assets.  On the terms and subject to the conditions set forth in this Agreement (including Sections 2.02 and 2.03), each of the Seller Parties hereby agrees, or agrees to cause its respective Affiliates, to sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from each such Seller Party or its respective Affiliates, all of such Seller Party’s or Affiliate’s right, title and interest in, to and under the following assets and rights, as the same shall exist immediately prior to the applicable Transfer Effective Time (as defined below), other than the Excluded Assets (collectively, the “Purchased Assets”):

(i)         the Contracts listed on Section 2.01(a)(i) of the Disclosure Letter (the “Assigned Contracts”);

(ii)       the hardware, equipment and other tangible personal property used exclusively in connection with services under the Assigned Contracts (the “Purchased Tangible Personal Property”);

(iii)      only to the extent transferable, the individual software programs, instances or seats of software, including commercial software, and the corresponding licenses from the licensor therefor, related exclusively to services under the Assigned Contract and that the Parties agree in writing to Transfer (the “Transferred Software and Licenses”);

(iv)       only to the extent transferable, all Permits and other approvals by a Government Authority required in connection with FedRAMP to continue offering the services under applicable Assigned Contracts, or form of submission materials in lieu thereof;

(v)        all accounts receivable and notes receivable to the extent related exclusively to any Assigned Contract; and

(vi)       only to the extent maintained in separate form from books and records of the Excluded Assets, all Records.

(b)        Excluded Assets. Notwithstanding anything to the contrary herein, other than the Purchased Assets, all other assets or rights of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned by or in the possession of any of the Seller Parties or their respective Affiliates shall be retained by the Seller Parties and their Affiliates and shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”).  For the avoidance of doubt, without limiting the foregoing, the Excluded Assets shall include each Seller Party’s right, title and interest in, to and under the following assets and rights, as the same shall exist immediately prior to any Transfer Effective Time:

(i)         all cash and cash equivalents of the Seller Parties and their respective Affiliates, including cash and cash equivalents used as collateral for financial support arrangements, guarantees or other financial assurance arrangements, if any, maintained by the Seller Parties or any of their respective Affiliates in connection with the Purchased Assets and deposits with utilities, insurance companies and other Persons and bank accounts of the Seller Parties;

(ii)       all rights, title and interests in any real property or mixed real and personal property owned or leased by, or in the possession of, the Seller Parties or their respective Affiliates;

(iii)      all rights, title and interests in any personal property, whether tangible or intangible, owned or leased by, or in the possession of, the Seller Parties or their respective Affiliates, other than the Purchased Assets;

(iv)       all capital stock, securities or other equity interests of the Seller Parties, their respective Affiliates or any other Person;

(v)        all rights, title and interest in, to and under any Contracts, other than the Assigned Contracts;

(vi)       all rights to the Seller Names and Seller Marks, together with any Contracts, agreements or understandings granting rights to use the same;

(vii)     all Seller Intellectual Property, Seller Technology and all rights thereto, other than the Transferred Software and Licenses;

(viii)    all insurance policies and binders of the Seller Parties and their respective Affiliates and all rights to applicable claims and proceeds thereunder;

(ix)       all refunds of Taxes and all prepaid income Taxes arising from or with respect to the Purchased Assets prior to the Transfer Effective Time;

(x)        all Permits and other approvals by a Government Authority, regardless of whether used (exclusively or otherwise) in connection with the Purchased Assets, except as included as a Purchased Asset above;

(xi)       (A) any corporate minute books (and other similar corporate or other entity records) and stock records of the Seller Parties, (B) any books and records relating to the Excluded Assets, (C) any books and records or other materials of or in the possession of the Seller Parties that (x) any of the Seller Parties are required by Law to retain (copies of which, to the extent related exclusively to any Purchased Asset or Assumed Liability and as permitted by Law, will be made available to Buyer upon Buyer’s reasonable request), (y) any of the Seller Parties reasonably believes are necessary to enable the Seller Parties to prepare and/or file Tax Returns (copies of which, to the extent related exclusively to any Purchased Asset or Assumed Liability and as permitted by Law, will be made available to Buyer upon Buyer’s reasonable request) or (z) any of the Seller Parties are prohibited by Law from delivering to Buyer, or (D) any copies of any books and records that Seller Parties and their respective Affiliates retain pursuant to Section 6.05;

(xii)     (A) all records and reports prepared or received by any Seller Party or any of its Affiliates in connection with the sale of the Purchased Assets or the transactions contemplated hereby, including all analyses relating to the Purchased Assets or Buyer so prepared or received, (B) all confidentiality agreements with prospective purchasers of the Purchased Assets or any portion thereof, and all bids, letters of intent, term sheets, expressions of interest and other proposals received from third parties with respect thereto and (C) all privileged communications and all privileged materials, documents and records;

(xiii)    all rights and claims of the Seller Parties and their Affiliates against third parties, whether in tort, contract or otherwise and whether mature, contingent or otherwise (A) related to the Excluded Liabilities, or (B) related to the Purchased Assets, but only, in the case of clause (A), to the extent relating to periods prior to the applicable Transfer Effective Time; and

(xiv)     all rights of the Seller Parties under the Transaction Documents.

(c)        Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement (including Sections 2.02 and 2.03), as partial consideration for the Purchased Assets, Buyer agrees to assume and thereafter timely pay, discharge and perform in accordance with their terms, only the liabilities and obligations of the Seller Parties arising out of or relating to each Purchased Asset, as the same shall arise from and after the applicable Transfer Effective Time (collectively, the “Assumed Liabilities”), including the following:

(i)         all Liabilities under or relating to any of the Assigned Contracts that arise from and after the applicable Transfer Effective Time, including all channel partner expense obligations thereunder;

(ii)       any Liabilities relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any service provided under the Assigned Contracts that arise from and after the applicable Transfer Effective Time;

(iii)      all Liabilities relating to or in connection with any data privacy, security or breach notification obligations or Liabilities, whether in tort, contract, statutory or regulatory action or otherwise, with respect to any of the Purchased Assets that arise from and after the applicable Transfer Effective Time;

(iv)       all Buyer Taxes;

(v)        all accrued and unpaid charges, fees and expenses related to the Purchased Assets, to the extent arising out of activities occurring after the applicable Transfer Effective Time; and

(vi)       all accounts payable, notes payable, trade payables and expenses payable related to the Purchased Assets.

(d)        Excluded Liabilities. Notwithstanding anything to the contrary herein, it is expressly understood and agreed that Buyer shall not assume hereunder any Liability of any Seller Party or any of its Affiliates not expressly assumed as an Assumed Liability, and, as between Buyer and Seller Parties, Seller Parties or their applicable Affiliate shall retain all Liabilities of any Seller Party and its Affiliates related to the Excluded Assets (collectively, the “Excluded Liabilities”).

Section 2.02.   Participation Arrangements for Certain Assigned Contracts.

(a)        Notwithstanding anything to the contrary herein, and subject to the provisions of this Section 2.02, to the extent that the sale, conveyance, assignment, transfer, or delivery requires a Third Party Consent, or absent such consent would constitute a breach thereof or violation of applicable Law, and such Third Party Consent has not been obtained prior to the Effective Date, this Agreement shall not constitute a sale, conveyance, assignment, transfer or delivery, or an attempted sale, conveyance, assignment, transfer or delivery, of such Assigned Contract.

(b)        Subject to the terms set forth on Section 2.02(b) of the Disclosure Letter, if, as of the intended time of a Transfer with respect to any Assigned Contract as contemplated under Section 2.03, any such Third Party Consent described in Section 2.02(a) above in respect of an Assigned Contract has not yet been obtained, or if an attempted transfer or assignment of any Assigned Contract would constitute a breach thereof or a violation of Law, the Seller Parties and Buyer (at its option and in its sole discretion) shall (on behalf of themselves and their respective Affiliates), to the maximum extent permitted under such Assigned Contract and applicable Law, enter into an arrangement under which Buyer would, in compliance with Law, obtain substantially all of the material rights and benefits and assume the obligations and bear the economic burdens associated with such Assigned Contract, claim, right or benefit in accordance with this Agreement (a “Participation Arrangement”); provided that, consistent with Section 6.03 and subject to Section 2.05, each Party shall exercise commercially reasonable efforts after the Effective Date to obtain the applicable Third Party Consent in order to effect the assignment or transfer of each Assigned Contract to Buyer in accordance with this Agreement.  Such Participation Arrangements may include subcontracting, sublicensing or subleasing to Buyer such Assigned Contract, claim, right or benefit or entering into an arrangement under which:

(i)         the Seller Parties would enforce, upon Buyer’s reasonable request, for the benefit (and at the expense) of Buyer any and all of their rights against a third party (including any Government Authority) associated with such Assigned Contract, claim, right or benefit;

(ii)       the Seller Parties would promptly pay to Buyer when received all monies received by them under any such Assigned Contract, claim, right or benefit, net of (w) the Seller Parties’ actual, out-of-pocket expenses reasonably incurred in connection with any arrangement contemplated by this Section 2.02(a), (x) any payments owed by Buyer under the Channel Agreement, (y) any payments owed by Buyer under the Colocation Agreement and (z) any payments owed by Buyer under the Transition Services Agreement (as defined below); and

(iii)      Buyer would perform or cause to be performed (at its expense) all of the Seller Parties’ obligations thereunder, unless otherwise provided under the Transition Services Agreement.

(c)        For the avoidance of doubt, any asset, claim, right or benefit subject to a Participation Arrangement shall be deemed to be a Purchased Asset for all purposes under this Agreement, and any obligations subject to a Participation Arrangement shall be deemed to be an Assumed Liability for all purposes under this Agreement.

(d)        With respect to any Assigned Contract subject to a Participation Arrangement, if and when the applicable Third Party Consent is obtained, the Parties shall effect, or cause their respective Affiliates to effect, the assignment or transfer to Buyer of such Assigned Contract and, as applicable, any related Tangible Personal Property and/or Transferred Software and Licenses in accordance with Section 2.03.

Section 2.03.   Assignment and Transfer.  From time to time on or after the Effective Date, subject to the provisions of Section 2.02, each Party shall use commercially reasonable efforts to effect the purchase, sale, conveyance, assignment, transfer and delivery of the Purchased Assets, and the assignment and assumption of the Assumed Liabilities, through one or more formal assignments or transfers by the Seller Parties to Buyer (each, a “Transfer”) at such times and on such dates as may be reasonably determined by the Seller Parties and Buyer.  A Transfer with respect to any Assigned Contract shall occur within fifteen (15) days after receipt of any Third-Party Consent with respect to such Assigned Contract.  The effective time of a Transfer of a Purchased Asset and/or Assumed Liabilities, as the case may be, shall be the time when Buyer and the applicable Seller Party or its Affiliate(s) enter into a Bill of Sale, Assignment and Assumption Agreement with respect thereto (each, a “Transfer Effective Time”).  To the extent necessary to enable Buyer to discharge its obligations under an Assigned Contract following its Transfer, temporary transition services shall be provided in accordance with the Transition Services Agreement.  At each Transfer Effective Time, the Parties shall exchange the following deliverables for the Transfer of the applicable Purchased Asset(s) and/or Assumed Liabilities:

(b)        cash payment by Buyer to QTS TRS equal to the sum of (x) the liquidation value of any Purchased Tangible Personal Property, as applicable, based on a valuation by an accounting, financial or consulting firm designated and mutually agreed to by both parties, and (y) any Net AR/AP Amount, as applicable, for such Assigned Contract(s) or as otherwise the Parties may agree in writing to address certain accounts receivable and accounts payable;

(c)        a bill of sale, assignment and assumption agreement, in substantially the form attached hereto as Exhibit B (each, a “Bill of Sale, Assignment and Assumption Agreement”), duly executed by Buyer and the applicable Seller Party or its Affiliate(s) to Transfer to Buyer such Purchased Asset(s) and any Assumed Liabilities related thereto and including a copy of each Assigned Contract and all amendments, modifications and restatements thereto transferred under such Bill of Sale, Assignment and Assumption Agreement, a list of applicable accounts receivable and accounts payable dated on or about the Transfer Effective Time, and, only to the extent maintained in separate form from books and records of the Excluded Assets, all Records associated with such Purchased Asset(s) and any Assumed Liabilities related thereto;

(d)        the Colocation Agreement (as defined below), or a subsequent amendment or addendum thereto or work order thereunder, as the case may be, duly executed by Buyer and the applicable Seller Party or its Affiliate(s), providing for colocation, communication and managed services with respect to such Purchased Asset(s) and/or Assumed Liabilities; and

(e)        if necessary or appropriate to enable Buyer to discharge its obligations under such Assigned Contract, an amendment or addendum to the Transition Services Agreement, duly executed by Buyer and the applicable Seller Party, providing for certain temporary transition services as may be reasonably agreed by the Parties.

Buyer acknowledges on behalf of itself and its Affiliates and its and their Representatives, successors and assigns that each Purchased Asset and, as applicable, the Assumed Liabilities shall remain in the dominion and control of the Seller Parties until the applicable Transfer Effective Time.

Section 2.04.   Other Agreements and Certificates.

(a)        Channel Agreement.  Concurrently with the execution of this Agreement, as partial consideration for the transactions contemplated hereby, QTS TRS and Buyer shall enter into a channel agreement (the “Channel Agreement”), pursuant to which Buyer shall pay to QTS TRS monthly channel fees with respect to certain Assigned Contracts that are or become Transferred to Buyer pursuant to one or more Bill of Sale, Assignment and Assumption Agreements or subject to Participation Arrangements under this Agreement, as the case may be, and certain other agreements, in accordance with the terms and conditions set forth in the Channel Agreement.

(b)        Colocation Agreement.  Concurrently with the execution of this Agreement or prior to any Transfer among the Parties, as partial consideration for the transactions contemplated hereby, QTS TRS and/or such Affiliates as QTS TRS may designate, on the one hand, and Buyer, on the other hand, shall enter into a colocation agreement (the “Colocation Agreement”), pursuant to which Buyer shall become a customer of QTS TRS and/or such other Seller Parties and under which, among other things, (i) QTS TRS and/or such other Affiliates will provide Buyer with colocation, communication and managed services with respect to the Assigned Contracts and Purchased Tangible Personal Property to enable Buyer to discharge its obligations under the Assigned Contracts after the applicable Transfer Effective Time, and (ii) in accordance with the terms set forth on Section 2.04(b) of the Disclosure Letter, Buyer will pay to QTS TRS and/or such other Affiliates such payments and will discharge such obligations to QTS TRS and/or such other Affiliates as set forth in the Colocation Agreement in exchange for such services; provided that the Parties may supplement the Colocation Agreement, as may be reasonably agreed in connection with each Transfer.

(c)        Transition Services Agreement.  Concurrently with the execution of this Agreement, QTS TRS and Buyer shall enter into a transition services agreement (the “Transition Services Agreement”), providing for certain temporary transition services as may be reasonably agreed by the Parties.

(d)        Certificates.  Concurrently with the execution of this Agreement, (i) each Party shall execute and deliver to the other Party a certificate dated as of the Effective Date and signed by the Secretary of such Party, certifying as to (A) the necessary resolutions and actions taken by such Party’s governing board, general partner, managing member or members, as the case may be, in connection with the adoption and approval of this Agreement, the Transaction Documents and the transactions contemplated hereunder and thereunder, and (B) the incumbency and signature of the officers of such Party executing this Agreement and the other Transaction Documents and any other certificate or document to be delivered by such Party in connection with this Agreement or the other Transaction Documents, and (ii) the Seller Parties shall execute and deliver to Buyer a certificate of non-foreign status in compliance with Section 1445 of the Code (and the applicable Treasury Regulations thereunder).

Section 2.05.  Certain Limitations.  Notwithstanding anything in this Agreement to the contrary or otherwise agreed to in the Transition Services Agreement:

(a)        on and after August 31, 2018, each of the Seller Parties shall continue to have all rights, but shall have no further obligations under this Article II,  Section 6.01 and Section 6.03, including with respect to (i) entering into, continuing or discontinuing any Participation Arrangement with respect to any Assigned Contract, (ii) exercising efforts or taking any action to obtain any Third Party Consent, or (iii) effecting any Transfer of any Purchased Asset(s) and/or Assumed Liabilities; and

(b)        the Seller Parties shall have no obligations to sell, convey, assign, transfer and deliver any Assigned Contract against the expressed wishes of the customer under such Assigned Contract, whether or not a Third Party Consent is required thereunder, in which case such Contract shall no longer be deemed to be an “Assigned Contract” hereunder and, for the avoidance of doubt, Buyer shall have no obligation to any Seller Party or any of their respective Affiliates, or to any third party to such Contract.

ARTICLE III

COMPENSATION

Section 3.01.   Payments and Computations.  All payments under this Agreement shall be paid by ACH of immediately available funds to the account or accounts designated by QTS TRS and shall be free and clear of any withholding Taxes.  All computations of interest shall be made in accordance with Section 9.17.

Section 3.02.   Allocation of Payment.  Any monthly channel fees, any Net AR/AP Amounts and any Assumed Liabilities in respect of an Assigned Contract shall be allocated to the applicable Assigned Contract(s).  Any cash payments pursuant to Section 2.03(a)(x) shall be allocated to the applicable Purchased Tangible Personal Property.  QTS TRS and Buyer shall treat any indemnity payments made pursuant to Article VIII as adjustments to the amount of payments under Section 2.03 apportioned to the Assigned Contract(s), beginning with the earliest Transfer Effective Time, for income Tax purposes unless applicable Tax Law causes such payment not to be so treated.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Each Seller Party represents and warrants to Buyer that, except as set forth in the Disclosure Letter:

Section 4.01.   Organization and Authority of the Seller Parties; Enforceability.  Each Seller Party is a corporation, limited partnership, limited liability company or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization.  Each Seller Party is duly qualified to do business and is in good standing in the jurisdiction of its organization and as a foreign corporation or other legal entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where any such failure could not reasonably be expected to result in a material adverse effect on such Seller Party’s assets, properties, business or operations.  Each Seller Party has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under each Transaction Document (including the consummation of the Transactions) to which it is a party.  The execution, delivery and performance by each Seller Party of each Transaction Document to which it is a party have been duly authorized by all requisite corporate or other entity action on the part of such Seller Party.  This Agreement has been and the other Transaction Documents will be duly executed and delivered by each Seller Party, and (assuming due authorization, execution and delivery thereof by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof the other Transaction Documents will constitute, legal, valid and binding obligations of the applicable Seller Parties thereto, enforceable against the Seller Parties party thereto in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 4.02.    No Conflict.  Assuming that all Third Party Consents required with respect to the Purchased Assets or the Assumed Liabilities have been obtained, or will be obtained prior to each respective Transfer Effective Time, the execution, delivery and performance by the Seller Parties of the Transaction Documents do not and will not:

(i)         violate or conflict with the certificate or articles of incorporation, formation or limited partnership, or bylaws, operating agreement or limited partnership agreement, or similar organizational documents of any of the Seller Parties;

(ii)       conflict with or violate in any material respect any Law or Order applicable to the Seller Parties or the Purchased Assets or the Assumed Liabilities; or

(iii)      result in any breach of, or constitute a default under, or give rise to any right of consent, revocation, suspension, termination, withdrawal, cancellation, modification or acceleration of any material right or obligation or to a loss of any material benefit under any provision of any Assigned Contract.

Section 4.03.   Brokers.  As of the date hereof, except for fees and expenses of Evercore Group L.L.C. (the “Sellers’ Bankers”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller Parties in connection with any Transaction.  The Seller Parties are solely responsible for the investment advisory fees and expenses of the Sellers’ Bankers in connection with the Transactions.

Section 4.04.   Title to and Condition of Purchased Assets.  The Seller Parties have good and marketable title to all of the Purchased Assets, free and clear of all Liens, except Permitted Liens.  All items of Purchased Tangible Personal Property (a) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (b) are suitable for the purposes used, (c) were acquired and are usable in the connection with performing services under the Assigned Contracts, and (d) conform in all material respects to all Laws applicable thereto.  There is no defect or problem with any of such Purchased Tangible Personal Property, other than ordinary wear and tear.

Section 4.05.   Contracts.  The Assigned Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the applicable Seller Party or its respective Affiliate, and, to the Knowledge of QTS LP, each other party to such Assigned Contracts, subject to the Bankruptcy and Equity Exception.  There is no existing material default or material breach of any Seller Party or any of its Affiliates under any Assigned Contract and, to the Knowledge of QTS LP, there is no such material default with respect to any third party to any Assigned Contract.  Except in the ordinary course and consistent with past practice, neither any Seller Party nor any Affiliate of any Seller Party is participating in any discussions or negotiations with any third party regarding modification of or amendment to any Assigned Contract or entry in any new Contract applicable to such Seller Party or the real or personal property of such Seller Party that would be an Assigned Contract.

Section 4.06.   Customers.  Section 4.06 of the Disclosure Letter contains a correct and complete list of the names of the top twenty-five (25) customers of the Seller Parties’ hybrid cloud, hosting and managed services (by amount of revenue received by the Seller Parties from such customers by monthly recurring revenue) (the “Top Customers”).  Prior to the date hereof, true, correct and complete copies of all Assigned Contracts of the Top Customers have been provided (or made available) by the Seller Parties to Buyer.  To the Knowledge of QTS LP, no event has occurred that could materially and adversely affect the relations between the Seller Parties and any Top Customer.  Except as set forth on Schedule 4.06, (i) no Top Customer has, during the twelve (12) months prior to the Effective Date, cancelled, terminated or, to the Knowledge of QTS LP, made any threat to cancel or otherwise terminate any of its Contracts with the Seller Parties or to decrease its orders from the Seller Parties and (ii) to the Knowledge of QTS LP, no Top Customer intends to terminate or materially alter its business relations with the Seller Parties, either as a result of the transactions contemplated hereby or otherwise.

Section 4.07.   Legal Proceedings.  There is no Action pending or, to the Knowledge of QTS LP, threatened against, relating to or involving any Seller Party (or pending or threatened against any of the officers, directors, managers, employees or independent contractors of any Seller Party) with respect to the operation of or performance under the Purchased Assets (a “Legal Proceeding”).   To the Knowledge of QTS LP, there is no reasonable basis for such a Legal Proceeding with respect to the operation of or performance under the Purchased Assets.  No Seller Party (or any of the officers, directors, managers, employees or independent contractors of any Seller Party) is subject to any judgment, decree, injunction, rule or order of any court, arbitration panel or Government Authority with respect to the operation of or performance under the Purchased Assets.

Section 4.08.   Compliance with Law.  Each Seller Party is in compliance in all material respects with all applicable Laws in connection with the operation of or performance under the Purchased Assets.  In each case with respect to the Purchased Assets, (i) no Seller Party has been charged with, or received any written notice that it is under investigation with respect to, any violation of any applicable Law or other requirement of a Government Authority, (ii) no Seller Party is a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Government Authority or arbitrator, and (iii) each Seller Party has filed all material reports and has all material Permits in connection with the operation of or performance under the Purchased Assets required to be filed with any Government Authority on or prior to the date hereof.

Section 4.09.   Privacy and Data Security.

(a)        Compliance with Privacy and Data Security Laws. To the Knowledge of QTS LP, the Seller Parties have complied at all times in all material respects with all applicable Laws regarding the collection, use, storage, transfer, or disposal of personal information in respect of the Purchased Assets.

(b)        Privacy and Data Security Contractual Obligations. To the Knowledge of QTS LP, the Seller Parties are in compliance in all material respects with the terms of all Assigned Contracts relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information).

(c)        Privacy and Data Security Complaints and Investigations.  To the Knowledge of QTS LP, no Person (including any Government Authority) has commenced any Action relating to information privacy or data security practices in respect of the Purchased Assets, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Seller Parties, or, to the Knowledge of QTS LP, threatened any such Action, or made any complaint, investigation, or inquiry relating to such practices.

Section 4.10.   No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article IV (as modified by the Disclosure Letter), none of the Seller Parties or any other Person has made or makes, or shall be deemed to have made or to make, any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, and the Seller Parties hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of any Seller Party or any other Person.  Buyer acknowledges and agrees that is not relying on any representations or warranties other than those set forth herein; provided, that nothing in this Section 4.10 shall prohibit Buyer from making a claim against the Seller Parties for fraud.  Without limiting the foregoing, except for the representations and warranties expressly set forth in this Article IV, each Seller Party hereby disclaims all Liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or any of Buyer’s Affiliates, including omissions therefrom, and no Seller Party makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to Buyer or any of its Affiliates or any Representatives of Buyer or any of its Affiliates regarding the success, profitability or value of the Purchased Assets or the Assumed Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties that:

Section 5.01.   Organization and Authority of Buyer; Enforceability.  Buyer is a corporation, limited partnership, limited liability company or other entity duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization.  Buyer is duly qualified to do business and is in good standing in the jurisdiction of its organization and as a foreign corporation or other entity in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where any such failure could not reasonably be expected to result in a material adverse effect on such Buyer’s assets, properties, business or operations.  Buyer has the requisite corporate or other appropriate power to execute, deliver and perform its obligations under the Transaction Documents (including the consummation of the Transactions).  The execution, delivery and performance of the Transaction Documents by Buyer have been duly authorized by all requisite corporate or organizational action on the part of Buyer, and no shareholder or other similar approval is required in connection with Buyer’s execution, delivery and performance of the Transaction Documents.  This Agreement has been and the other Transaction Documents will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon execution and delivery thereof, the other Transaction Documents will constitute, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

Section 5.02.    No Conflict.  Assuming that all Third Party Consents required with respect to the Purchased Assets or the Assumed Liabilities have been obtained, or will be obtained prior to each respective Transfer Effective Time, the execution, delivery and performance by Buyer of the Transaction Documents on the date hereof do not and will not:

(i)         violate or conflict with the certificate or articles of incorporation, formation or limited partnership or bylaws, operating agreement, limited partnership agreement or similar organizational documents of Buyer;

(ii)       conflict with or violate in any material respect any Law or Order applicable to Buyer; or

(iii)      result in any breach of, or constitute a default under, or give rise to any right of consent, revocation, suspension, termination, withdrawal, cancellation, modification or acceleration of any material right or obligation or to a loss of any material benefit under any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which Buyer or any of its Subsidiaries or Affiliates is a party or by which any of such assets or properties is bound.

Section 5.03.   Financial Ability.  Buyer has, and will have, (a) sufficient immediately available funds and the financial ability to pay the payments due under this Agreement and to pay any expenses incurred by Buyer in connection herewith and (b) the resources and capabilities (financial and otherwise) to perform its obligations under the Transaction Documents and in each case to pay any expenses incurred by Buyer in connection therewith.

Section 5.04.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Buyer or any of Buyer’s Affiliates in connection with any Transaction.

Section 5.05.   Investigation.  Buyer acknowledges and agrees that it (a) has completed such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning, the Purchased Assets, the Assumed Liabilities and the Transactions, and any other rights or obligations to be transferred or assumed, directly or indirectly, pursuant to the Transaction Documents and (b) has been furnished with, or given access to, all such projections, forecasts, estimates, appraisals, statements, promises, advice, data or information about the Seller Parties, the Purchased Assets, the Assumed Liabilities and any other rights or obligations to be transferred or assumed, directly or indirectly, pursuant to the Transaction Documents, as it has requested or required.  Buyer further acknowledges and agrees that (x) the only representations and warranties made by the Seller Parties are the representations and warranties expressly set forth in Article IV (as modified by the Disclosure Letter) and Buyer has not relied upon any other express or implied representations, warranties or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or on behalf of the Seller Parties or any of their respective Affiliates, any Representatives of the Seller Parties or any of their respective Affiliates or any other Person, including any projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished by or through the Seller Bankers, or management presentations, data rooms (electronic or otherwise) or other due diligence information, and that Buyer will not have any right or remedy arising out of any such representation, warranty or other projections, forecasts, estimates, appraisals, statements, promises, advice, data or information and (y) any claims Buyer may have for any breach of any representation or warranty shall be based solely on the representations and warranties of the Seller Parties expressly set forth in Article IV (as modified by the Disclosure Letter).  Except as otherwise expressly set forth in this Agreement, Buyer understands and agrees that the Purchased Assets and the Assumed Liabilities are being furnished on an “AS-IS” and “WHERE-IS” basis, subject to the representations and warranties contained in Article IV (as modified by the Disclosure Letter), without any other representations or warranties of any nature whatsoever.

Section 5.06.   No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article V, none of Buyer or any other Person has made or makes, or shall be deemed to have made or to make, any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, and Buyer hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of Buyer or any other Person.  Each Seller Party acknowledges and agrees that it is not relying on any representations or warranties other than those set forth herein; provided, that nothing in this Section 5.06 shall prohibit the Seller Parties from making a claim against Buyer for fraud.

ARTICLE VI

COVENANTS

Section 6.01.   Access to Information.

(a)        During the period from the Effective Date to August 31, 2018, or such other end date as the Parties may agree in writing, upon reasonable prior notice, the Seller Parties shall, and shall cause each of the other Seller Parties and their Affiliates to, furnish to the Representatives of Buyer such information that relates exclusively to any of the Purchased Assets or the Assumed Liabilities as Buyer or its Representatives may from time to time reasonably request for purposes of consummating the Transactions.

(b)        From and after the Effective Date, in connection with any reasonable business purpose, including the preparation of Tax Returns, claims relating to Excluded Liabilities, financial statements, obligations to any Government Authority, or the determination of any matter relating to the rights or obligations of the Seller Parties or any of their Affiliates under any Transaction Document, upon reasonable prior notice, and except to the extent necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any contractual confidentiality obligations, Buyer shall, and shall cause each of its Affiliates and their respective Representatives to, at the Seller Parties’ sole cost and expense, (A) afford each Seller Party and its Representatives and their respective Affiliates reasonable access, during normal business hours, to the properties, books and records of Buyer and its Affiliates exclusively in respect of the Purchased Assets and the Assumed Liabilities, (B) furnish to each Seller Party and its Representatives and their respective Affiliates such additional financial and other information regarding the Purchased Assets and the Assumed Liabilities as any Seller Party or its Representatives may from time to time reasonably request and (C) at Buyer’s sole discretion, make available to each Seller Party and its Representatives and their respective Affiliates those employees of Buyer or its Affiliates whose assistance, expertise, testimony, notes or recollections or presence may be necessary to assist such Seller Party, its Representatives or their respective Affiliates in connection with its inquiries for any purpose referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided,  however, that such investigation shall not unreasonably interfere with the business or operations of Buyer or any of its Affiliates; and provided,  further, that the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants.

(c)        Notwithstanding anything in this Agreement to the contrary:

(i)         (A) in no event shall the Seller Parties or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, term sheets, expressions of interest or other proposals received in connection with transactions comparable to or overlapping in any manner with those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which would jeopardize any applicable privilege (including the attorney-client privilege) available to any of the Seller Parties or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause any Seller Party or any of its Affiliates to breach a confidentiality obligation to which it is bound or (5) any consolidated Tax Return of any Seller Party or its Affiliates and (B) the investigation contemplated by this Section 6.01 shall not unreasonably interfere with any of the businesses, personnel or operations of any of the Seller Parties or any of their respective Affiliates;

(ii)       the auditors and accountants of any of the Seller Parties or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(iii)      without the prior written consent of QTS TRS (which shall not be unreasonably withheld), neither Buyer nor any of its Representatives shall contact any third party under such Assigned Contract or any Persons that Control or are Affiliated with any such third party or their respective Representatives, in each case in connection with or with respect to this Agreement, any other Transaction Document or any Transaction, until such Assigned Contract is Transferred to Buyer in accordance with Section 2.03; and

(iv)       except as specifically related to the Purchased Assets and the Assumed Liabilities in connection with the Transfer thereof, no Seller Party shall be required to disclose, or cause or seek to cause the disclosure of, to Buyer or its Affiliates or Representatives (or provide access to any properties, books or records of any Seller Party or any of its Affiliates that would reasonably be expected to result in the disclosure to such persons or others of) any competitively sensitive information or any confidential information relating to trade secrets, proprietary know-how, processes, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, nor shall any Seller Party be required to permit or cause or seek to cause others to permit Buyer or its Affiliates or Representatives to have access to or to copy or remove from the properties of any Seller Party or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

(d)        If so requested by QTS TRS any time on or after the Effective Date, Buyer shall (and, as applicable, shall cause its Affiliates and Representatives to), at the expense of QTS TRS, enter into a customary joint defense agreement or common interest agreement with one or more of the Seller Parties or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Section 6.01 or otherwise.

(e)        Buyer and the Seller Parties shall conduct their interactions in compliance with applicable Law.

Section 6.02.    Confidentiality.  Without limiting the obligations set forth in the Confidentiality Agreement, each Party agrees that all non-public information concerning the transactions contemplated by this Agreement and the Parties’ performance of their respective obligations hereunder (including Section 6.01) will be used by such Party solely in the course of its performance hereunder and will be treated confidentially for so long as it remains non-public and does not otherwise become public by the unauthorized disclosure of such Party in violation of this Section 6.01.  Except as contemplated in the performance of its obligations hereunder or as permitted by Section 9.04 hereof, or as otherwise required by applicable Law or Government Authority, such Party shall not disclose such information to any third party, other than such Party’s Representatives, without the prior written consent of the other Party.  Notwithstanding the foregoing, the following will not constitute “non-public information” for purposes of this Agreement: (a) information which was already in such Party’s possession without any obligation of confidentiality prior to its receipt from the other Party; (b) information which is obtained by such Party from a third party who, insofar as is known to such Party, is not prohibited from transmitting the information to such Party by a contractual, legal or fiduciary obligation to the other Party; and (c) information which is or becomes publicly available through no fault of such Party.  At the written request of the other Party and to the extent practicable and permitted by applicable Law or Government Authority, such Party will promptly, at its election, destroy or return paper copies of such information to the other Party at the other Party’s sole expense, and destroy that portion of such information that may be found in analyses, compilations, studies or other documents prepared by such Party or its representatives.  Notwithstanding the foregoing, such information may be retained by such Party and its Representatives to the extent (i) required by applicable Law, Government Authority, or internal compliance or document retention policies or (ii) electronically stored pursuant to automatic back-up storage or archival procedures or systems.

Section 6.03.   Third Party Consents.  The Seller Parties agree to use commercially reasonable efforts to obtain any consents and approvals from any third party (including any Government Authority) or the waiver of any right of any third party (including any Government Authority) that may be required under any Assigned Contract in connection with the Transactions (collectively, the “Third Party Consents”).  Buyer agrees to use commercially reasonable efforts to cooperate with the Seller Parties to obtain the Third Party Consents.  Notwithstanding anything in this Agreement to the contrary, except as set forth in this Section 6.03, no Seller Party or any of its Affiliates shall be required to compensate any third party more than the lesser of (x) $10,000.00 or (y) 25% of the annual value of such Assigned Contract, commence or participate in any Action or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to remain secondarily liable or contingently liable for any Assumed Liability) to any third party to obtain any such Third Party Consent, and no Seller Party shall have any obligations under this Section 6.03 on and after August 31, 2018.  For the avoidance of doubt, no representation, warranty or covenant of the Seller Parties contained in the Transaction Documents shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third Party Consents or (b) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third Party Consents.

Section 6.04.   Rights to Seller Names and Seller Marks Cooperation.

(a)        Except as otherwise provided in this Section 6.04 or otherwise expressly agreed by the Seller Parties, Buyer and its Affiliates shall not use in any manner any of the Seller Names and Seller Marks.

(b)        With respect to each Purchased Asset, Buyer and its Affiliates shall (i) immediately upon Transfer of such Purchased Assets cease all use of any of the Seller Names and Seller Marks on or in connection with all stationery, business cards, purchase orders, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, (ii) promptly, and in any event no later than thirty (30) days after the applicable Transfer Effective Time, complete the removal of the Seller Names and any Seller Marks from all products, services and technical information promotional brochures and (iii) with respect to Purchased Assets bearing any Seller Names and Seller Marks, use their commercially reasonable efforts to relabel such Purchased Assets or remove such Seller Names and Seller Marks from such Purchased Assets as promptly as practicable, and in any event no later than thirty (30) days after the applicable Transfer Effective Time.

(c)        Buyer, for itself and its Affiliates, agrees that, from and after the Effective Date, Buyer and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as any Seller Party or its Affiliates, (ii) with respect to each Purchased Asset after the applicable Transfer Effective Time, will represent in writing to the counterparties to the Assigned Contracts and others that such assets are those of Buyer and its Affiliates and not those of any Seller Party or its Affiliates and (iii) will use reasonable efforts to cooperate with the Seller Parties and their respective Affiliates, at the cost and expense of the Seller Parties or such Affiliates, in terminating any contracts pursuant to which any Seller Party licenses any Seller Names and Seller Marks to counterparties.

(d)        Buyer, for itself and its Affiliates, acknowledges and agrees that, except to the extent expressly provided in this Section 6.04, neither Buyer nor any of its Affiliates shall have any rights in any of the Seller Names and Seller Marks and neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to any of the Seller Names and Seller Marks.

Section 6.05.   Preservation of Books and Records.

(a)        Buyer shall use reasonable efforts to maintain separate books and records relating to the Purchased Assets and the Assumed Liabilities (including with respect to any Assigned Contracts that are customer contracts), separate from the books and records of Buyer’s and its Affiliates’ other businesses or contracts.

(b)        The Seller Parties and their respective Affiliates shall have the right to retain copies of all books and records relating to the Purchased Assets and the Assumed Liabilities and relating to periods ending on or before the applicable Transfer Effective Time.  Buyer agrees that it shall preserve and keep all original books and records in respect of the Purchased Assets and the Assumed Liabilities in the possession or control of Buyer or its

Affiliates for at least the longer of (i) the expiration of any applicable statute of limitations and (ii) a period of six (6) years from each applicable Transfer Effective Time.

(c)        During such six (6)-year or longer period, (i) Representatives of the Seller Parties and their respective Affiliates shall, upon reasonable notice and for any reasonable business purpose, have reasonable access during normal business hours to examine, inspect and copy such original books and records, in each case at the sole cost and expense of the Seller Parties or such Affiliates and (ii) Buyer shall provide to the Seller Parties and their respective Affiliates, at Buyer’s offices where such books and records are maintained, reasonable access to such original books and records relating to the Purchased Assets and the Assumed Liabilities as the Seller Parties and their respective Affiliates shall reasonably request in connection with any Action to which the Seller Parties and their respective Affiliates are parties or in connection with the requirements of any Law applicable to Seller or any of its Affiliates.

(d)        After such six (6)-year or longer period, before Buyer or any of its Affiliates shall dispose of any of such original books and records, Buyer shall give at least ninety (90) days’ prior written notice of such intention to dispose to the Seller Parties, and the Seller Parties and their respective Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such original books and records as it may elect.

Section 6.06.  Further Assurances.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using commercially reasonable efforts (a) to defend any Actions, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government Authority vacated or reversed; and (b) to execute, acknowledge and/or deliver such other instruments as may be reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided,  however, that except for Buyer’s obligations to discharge an Assumed Liability or the Seller Parties’ obligations to discharge an Excluded Liability or as set forth in Section 6.03, nothing in this Section 6.06 shall require either Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party.

Section 6.07.   Non-Solicitation.

(a)        Except as otherwise set forth on Section 6.07 of the Disclosure Letter, for a period of two (2) years commencing on the Effective Date (collectively, the “Restricted Period”), each Party shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is or was employed by the other Party during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 6.07(a) shall prevent any Party or any of its respective Affiliates from hiring (i) any employee whose employment has been terminated by the other Party or (ii) after one-hundred and eighty (180)

days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(b)        Each Party acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security).

(c)        Each Party acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to such other Party to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE VII

TAX MATTERS

Section 7.01.   Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, Buyer on the one hand and the Seller Parties on the other hand shall each be 50% liable for and shall indemnify, defend and hold harmless the other from and against their 50% share of Transfer Taxes imposed or arising with respect to the Transactions.  The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return.  If the Seller Parties or any of their respective Affiliates files any such Tax Return, Buyer shall promptly reimburse the Seller Parties for Buyer’s share of any Transfer Taxes paid by the Seller Parties or such Affiliate in connection with the filing of such Tax Return, and if Buyer or any of its Affiliates files any such Tax Return, the Seller Parties shall promptly reimburse Buyer for the Seller Parties’ share of any Transfer Taxes paid by Buyer or such Affiliate in connection with the filing of such Tax Return.  Buyer and the Seller Parties each agrees to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

Section 7.02.   Tax Cooperation.  Without limiting the obligations set forth in Sections 6.01 and 6.05, the Parties shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other Action relating to any Taxes or Tax Return.  The Parties shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Purchased Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Article VII.  Buyer agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Purchased Assets relating to any Taxes with respect to Taxable years or periods (in whole or in part) ending on or before the applicable Transfer Effective Time and in the possession of Buyer or its Affiliates in accordance with Section 6.05. Each Party shall, upon request, use its commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

Section 7.03.   Allocation of Taxes.

(a)        Each Seller Party shall be liable for: (a) all Transfer Taxes allocable to the Seller Party pursuant to Section 7.01, (b) any and all Taxes imposed on or with respect to the Excluded Assets, (c) any and all Taxes imposed on or with respect to the ownership or operation of the Purchased Assets for any Tax period ending on or before the applicable Transfer Effective Time or, with respect to any Tax period that includes (but does not end on) the applicable Transfer Effective Time, the portion of such Tax period ending on the applicable Transfer Effective Time (which shall be prorated based on the respective number of days in each period except that in the case of Taxes based on net or gross income, or transactional Taxes such as sales Taxes, such Taxes shall be allocated to the portion of the Tax period in which the transaction giving rise to such Taxes occurred), and (d) any and all Taxes imposed on Buyer as successor or transferee from the Seller Parties with respect to the ownership of the Purchased Assets (collectively, the “Seller Taxes”).

(b)        Buyer shall be liable for (a) any and all Taxes imposed on or with respect to the ownership or operation of the Purchased Assets for any Tax period beginning on or after the applicable Transfer Effective Time or, with respect to any Tax period that includes (but does not end on) the applicable Transfer Effective Time, the portion of such Tax period beginning on the applicable Transfer Effective Time (which shall be prorated based on the respective number of days in each period except that in the case of Taxes based on net or gross income, or transactional Taxes such as sales Taxes, such Taxes shall be allocated to the portion of the Tax period in which the transaction giving rise to such Taxes occurred), and (b) all Transfer Taxes allocable to Buyer pursuant to Section 7.01 (collectively, the “Buyer Taxes”).

ARTICLE VIII

INDEMNIFICATION

Section 8.01. Survival.  The representations and warranties (other than Seller Fundamental Representations and Buyer Fundamental Representations) set forth in this

Agreement shall survive for a period of twelve (12) months following the Effective Date, and the covenants and agreements set forth in this Agreement shall survive until fully performed and claims for breach related thereto shall survive until the expiration of the applicable statute of limitations.  Seller Fundamental Representations and Buyer Fundamental Representations shall survive for a period of two (2) years after the Effective Date.  No claim for indemnification under this Article VIII shall be brought by any Party after the expiration of the applicable survival period set forth in this Section 8.01.

Section 8.02.   Indemnification by QTS TRS.

(a)        Subject to the terms of this Agreement, QTS TRS shall indemnify and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses suffered or incurred by such Buyer Indemnified Party in connection with or as a result of (i) any breach or failure by the Seller Parties to perform any of their respective covenants or agreements contained in this Agreement, (ii) any Excluded Liability, (iii) all Seller Taxes, or (iv) any Liability of any Buyer Indemnified Party under an Assigned Contract arising in connection with QTS TRS’s provision of the Transition Services (as defined in the Transition Services Agreement), except to the extent caused by Buyer’s willful misconduct or negligence; provided that the indemnification obligation of QTS TRS under the foregoing clause (iv) shall survive until the expiration of the applicable statute of limitations and shall in no event exceed the amount paid by Buyer to QTS TRS for such temporary transition services in respect of the applicable Assigned Contract; provided further, that QTS TRS shall have no indemnification obligation with respect to the foregoing cause (ii) to the extent, but only to the extent, Losses arising therefrom are attributable to Buyer’s actions or failure to act, to the extent Buyer had knowledge or reasonably should have had knowledge and failed to reasonably mitigate Losses,  following the applicable Transfer Effective Time.

(b)        Subject to the terms of this Agreement, QTS TRS shall indemnify and hold harmless the Buyer Indemnified Parties against, and reimburse any Buyer Indemnified Party for, all Losses (excluding any special, indirect or punitive damages, lost profits, loss of business reputation or opportunity or similar items) suffered or incurred by such Buyer Indemnified Party in connection with or as a result of any breach of or with respect to any representation or warranty of the Seller Parties contained in or made pursuant to Article IV of this Agreement or in any certificate delivered by the Seller Parties in connection with any Transfer; provided that, (A) QTS TRS shall have no obligation to indemnify, hold harmless or reimburse any Buyer Indemnified Party under this Section 8.02(b) until the aggregate amount of such Losses exceeds $50,000.00, after which QTS TRS shall only be obligated for such aggregate Losses of Buyer Indemnified Parties in excess of such amount, other than in the case of a breach of any Seller Fundamental Representation or in the case of fraud; (B) the cumulative indemnification obligation of QTS TRS under this Section 8.02(b) shall in no event exceed $1,000,000.00, other than in the case of a breach of any Seller Fundamental Representation or in the case of fraud; and (C) the indemnification provisions of this Section 8.02(b) shall be the sole and exclusive remedies of any Buyer Indemnified Party for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct, negligence or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, in connection with or as a result of any breach of any representation or warranty set forth in this Agreement by the Seller Parties, except in the case of fraud.

Section 8.03.   Indemnification by Buyer.

(a)        Subject to the terms of this Agreement, Buyer shall indemnify and hold harmless each of the Seller Parties and their respective Affiliates (collectively, the “Seller Indemnified Parties”) against, and reimburse any Seller Indemnified Party for, all Losses suffered or incurred by such Seller Indemnified Party as a result of: (i) any breach or failure by Buyer to perform any of its covenants or agreements contained in this Agreement; (ii) any Assumed Liability; or (iii) all Buyer Taxes.

(b)        Subject to the terms of this Agreement, Buyer shall indemnify and hold harmless the Seller Indemnified Parties against, and reimburse any Seller Indemnified Party for, all Losses (excluding any special, indirect or punitive damages, lost profits, loss of business reputation or opportunity or similar items) suffered or incurred by such Seller Indemnified Party in connection with or as a result of any breach of or with respect to any representation or warranty of Buyer contained in or made pursuant to this Agreement or in any certificate delivered by Buyer in connection with any Transfer; provided that (A) Buyer shall have no obligation to indemnify, hold harmless or reimburse any Seller Indemnified Party under this Section 8.03(b) until the aggregate amount of such Losses exceeds $50,000.00, after which Buyer shall only be obligated for such aggregate Losses of Seller Indemnified Parties in excess of such amount, other than in the case of a breach of any Seller Fundamental Representation or in the case of fraud; (B) the cumulative indemnification obligation of Buyer under this Section 8.03(b) shall in no event exceed $1,000,000.00, other than in the case of a breach of any Seller Fundamental Representation or in the case of fraud; and (C) the indemnification provisions of this Section 8.03(b) shall be the sole and exclusive remedies of any Seller Indemnified Party for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct, negligence or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, in connection with or as a result of any breach of or with respect to any representation or warranty set forth in this Agreement by Buyer, except in the case of fraud.

Section 8.04.   Notification of Claims.

(a)        Except as otherwise provided in this Agreement, a Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance; provided,  however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered before the expiration of any applicable survival period specified in Section 8.01 for such representation or warranty.

(b)        Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 8.04(a) with respect to any Third Party Claim, the Indemnifying Party shall have the right (but not the obligation) to assume the defense and control of any Third Party Claim and, in the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.  The Person that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence after consultation with the other Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.

(c)        QTS TRS or Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party; provided that the Indemnifying Party shall (i) pay all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement and (ii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

ARTICLE IX

MISCELLANEOUS

Section 9.01.   Rules of Construction.  The following rules of construction shall govern the interpretation of this Agreement:

(a)        references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Government Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by a court sitting in the State of Delaware; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b)        when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(c)        whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(d)        (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses and clauses of, and Schedules and Exhibits to, this Agreement unless otherwise specified;

(e)        (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (ii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation” unless otherwise specified, (iii) the term “any” means “any and all” and (iv) the term “or” shall not be exclusive and shall mean “and/or”  unless the context otherwise requires;

(f)        (i) references to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form and (iii) references to “$” means U.S. dollars;

(g)        references to any Person includes such Person’s successors and permitted assigns;

(h)        whenever this Agreement requires any Seller Party to take any action, such requirement shall be deemed to involve an undertaking on the part of QTS TRS to take such action or to cause such Seller Party to take such action; provided that the foregoing shall not relieve any Seller Party from any liability for failure to take such action; and

(i)         each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party.  Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 9.02.   Expenses.  Except as otherwise specified in the Transaction Documents, each Party will pay its own costs and expenses, including legal, consulting, financial advisor and accounting fees and expenses, incurred in connection with the Transaction Documents and the Transactions, irrespective of when incurred.

Section 9.03.   Notices.  All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 9.03) if delivered during business hours of the recipient, otherwise on the next Business Day or (c) one (1) Business Day after deposit with overnight courier service, in each case to the addresses, facsimile numbers or e-mail addresses and attention parties indicated below (or such other address, facsimile number, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 9.03):

If to any Seller Party, to:	c/o QTS Realty Trust, Inc. 12851 Foster Street Overland Park, KS 66213 Attention: Legal Department Facsimile: 877-772-5290 E-mail: legal@qtsdatacenters.com

with a copy (which will not constitute notice) to:	Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 Attention: Matt Thomson Facsimile: 202-637-5910 E-mail: matt.thomson@hoganlovells.com

If to Buyer, to:	General Datatech, L.P. 999 Metro Media Place Dallas, Texas 75247 Attention: GDT Legal Department E-mail: legal@gdt.com

with a copy (which will not constitute notice) to:	Wick Phillips Gould & Martin, LLP 3131 McKinney Ave., Suite 100 Dallas, TX 75204 Attention: Rob Schroeder Facsimile: 214-692-6255 E-mail: rob.schroeder@wickphillips.com

Section 9.04.   Public Announcements.  No Party or any of its Affiliates or Representatives shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Documents or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, (x) unless required by Law (including SEC rules and regulations) or Governmental Authority or in connection with public earnings announcements in the ordinary course and (y) except for initial press releases or other written communications announcing the Transactions that are shared with the other Parties as reasonably in advance as is practicable with such other Parties having an opportunity to review and comment on any such press release or other written communication.

Section 9.05.  Severability.  If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, as a matter of public policy or on any other grounds, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired.  If the final judgment of a court of competent jurisdiction or other Government Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible, including to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable; provided that if no such agreement shall be reached among the Parties, the Parties agree that the court shall have such power to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06.   Assignment.  This Agreement will be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party; provided,  however, that notwithstanding the foregoing, the Seller Parties may assign this Agreement or any or all of their respective rights and obligations hereunder to any Person that at the time of such assignment is a QTS Permitted Assignee and that expressly assumes all of the obligations of such Seller Party hereunder, in which case upon any such permitted assignment by such Seller Party the references in this Agreement to such Seller Party shall apply to such assignee unless the context otherwise requires.  Any attempted assignment in violation of this Section 9.06 shall be void ab initio.

Section 9.07.   No Third-Party Beneficiaries.  Except as set forth in Article VIII, this Agreement and the other Transaction Documents are for the sole benefit of the Parties and their respective successors and permitted assigns, and, except as expressly set forth in the applicable Transaction Document, nothing in the Transaction Documents shall create or be deemed to create any third-party beneficiary rights in any Person not a party to the Transaction Documents, including any Affiliates of any Party.

Section 9.08.   Entire Agreement.  This Agreement (including the Exhibits and the Disclosure Letter) and the other Transaction Documents (and all exhibits and schedules hereto and thereto) collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, between the Parties respecting the subject matter hereof and thereof.

Section 9.09.   Amendments.  The Transaction Documents (including all exhibits and schedules thereto) may be amended, restated, supplemented or otherwise modified, only by written agreement making specific reference to the applicable Transaction Document to be amended, restated, supplemented or otherwise modified, in each case duly executed by each party to such Transaction Document.

Section 9.10.   Waiver.  Either a Seller Party or Buyer may (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure; provided that any such waiver shall be in a written instrument duly executed by the waiving Party.  No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.11.   Governing Law.  The Transaction Documents, and any Action that may be based upon, arise out of or relate or be incidental to any Transaction, any Transaction Document, the negotiation, execution, performance or consummation of any of the foregoing or the inducement of any Party to enter into any of the foregoing, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising (each, a “Transaction Dispute”), will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 9.12.   Dispute Resolution; Consent to Jurisdiction.

(a)        Except as otherwise provided in the Channel Agreement, any Transaction Dispute will exclusively be brought and resolved in the U.S. District Court for the District of Delaware (where federal jurisdiction exists) or the commercial division of the courts of the State of Delaware (where federal jurisdiction does not exist), and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(i)         submits for itself and its property to the exclusive jurisdiction of such courts with respect to any Transaction Dispute and for recognition and enforcement of any judgment in respect thereof, and agrees that all claims in respect of any Transaction Dispute shall be heard and determined in such courts;

(ii)       agrees that venue would be proper in such courts, and waives any objection that it may now or hereafter have that any such court is an improper or inconvenient forum for the resolution of any Transaction Dispute; and

(iii)      agrees that the mailing by certified or registered mail, return receipt requested, to the Persons listed in Section 9.03 of any process required by any such court, will be effective service of process; provided,  however, that nothing herein will be deemed to prevent a Party from making service of process by any means authorized by the Laws of the State of Delaware.

(b)        The foregoing consent to jurisdiction will not constitute submission to jurisdiction or general consent to service of process in the State of Delaware for any purpose except with respect to any Transaction Dispute.

Section 9.13.   Waiver of Jury Trial.  To the maximum extent permitted by Law, each Party irrevocably and unconditionally waives any right to trial by jury in any forum in respect of any Transaction Dispute and covenants that neither it nor any of its Affiliates or Representatives will assert (whether as plaintiff, defendant or otherwise) any right to such trial by jury.  Each Party certifies and acknowledges that (a) such Party has considered the implications of this waiver, (b) such Party makes this waiver voluntarily and (c) such waiver constitutes a material inducement upon which the other Party is relying and will rely in entering into the Transaction Documents.  Each Party may file an original counterpart or a copy of this Section 9.13 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 9.14.   Admissibility into Evidence.  All offers of compromise or settlement among the Parties or their Representatives in connection with the attempted resolution of any Transaction Dispute (a) shall be deemed to have been delivered in furtherance of a Transaction Dispute settlement, (b) shall be exempt from discovery and production and (c) shall not be admissible into evidence (whether as an admission or otherwise) in any proceeding for the resolution of the Transaction Dispute.

Section 9.15.   Remedies; Specific Performance.

(a)        Except to the extent set forth otherwise in this Agreement (including in Sections 8.02(a),  8.02(b) and 8.03(b)), all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)        Each Party agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each Party agrees that the other Parties will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity.  Furthermore, each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement.  Each Party expressly disclaims that it is owed any duty not expressly set forth in this Agreement, and waives and releases all tort claims and tort causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 9.16.   Non-Recourse.  All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) with respect to the Parties that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Documents, or the negotiation, execution, or performance of the Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, the Transaction Documents), may be made only against (and are expressly limited to) the entities that are expressly identified as the Parties in the preamble to this Agreement or their respective Affiliates expressly identified as parties to the other Transaction Documents, as applicable.  No Person who is not a Party, including any past, present or future incorporator, member, partner (including general and limited partners), manager, stockholder, Affiliate or Representative of, and any financial advisor or lender to, any Party, or any incorporator, member, partner (including general and limited partners), manager, stockholder, Affiliate or Representative of, and any financial advisor or lender to, any of the foregoing shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities with respect to the Parties arising under, out of, in connection with, or related in any manner to the Transaction Documents or based on, in respect of, or by reason of the Transaction Documents or their negotiation, execution, performance, or breach.

Section 9.17.   Interest.  If any payment required to be made to a Party under this Agreement is made after the date on which such payment is due, interest shall accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at an interest rate of five percent (5%) per annum.  All computations of interest pursuant to this Agreement shall be made on the basis of a year of three-hundred and sixty five (365) days, in each case for the actual number of days from (but not including) the first day to (and including) the last day occurring in the period for which such interest is payable.

Section 9.18.   Disclosure Letter and Exhibits.  Any capitalized terms used in any Exhibit attached to this Agreement or in the Disclosure Letter provided in connection with this Agreement, but not otherwise defined therein shall be defined as set forth in this Agreement.  The representations and warranties of the Seller Parties set forth in this Agreement are made and given subject to the disclosures contained in the Disclosure Letter, and neither the Seller Parties nor any of their respective Affiliates shall be, or be deemed to be, in breach of any such representations and warranties (and no claim shall lie in respect thereof) in respect of any such matter so disclosed in the Disclosure Letter. Inclusion of information in the Disclosure Letter will not be construed as an admission that such information is material to the business, operations or condition (financial or otherwise) of the Purchased Assets or Assumed Liabilities or is required to be disclosed hereunder.  The Disclosure Letter has been arranged for purposes of convenience in separately titled Sections corresponding to the Sections of this Agreement, however, each Section of the Disclosure Letter shall be deemed to incorporate by reference all information disclosed in any other Section of the Disclosure Letter to the extent it is reasonably apparent that the disclosure of such matter is applicable to such Section of the Disclosure Letter.

Section 9.19.    Counterparts.  Each Transaction Document may be executed and delivered in counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  Facsimiles, e-mail transmission of .pdf signatures or other electronic copies of signatures shall be deemed to be originals.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Seller Parties and Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officer.

SELLER PARTIES:

QUALITY TECHNOLOGY SERVICES HOLDING, LLC

By	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	President and Chief Executive Officer

QUALITYTECH, LP

By	/s/ Chad L. Williams
Name:	Chad L. Williams
Title:	Chairman and Chief Executive Officer

BUYER:

GENERAL DATATECH, L.P.

By	Gendata, L.L.C., its general partner

By	/s/ John W. Roberts
Name:	John W. Roberts
Title:	President

[Signature Page to Transaction Agreement]

EXHIBIT A

DEFINITIONS

“Action” means any action, suit, arbitration, proceeding or investigation by or before any Government Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided,  however, that for the purposes of this Agreement, the Seller Parties shall not be deemed Affiliates of Buyer.

“Agreement” means this Transaction Agreement, dated as of April 24, 2018, by and among the Seller Parties and Buyer, including the Exhibits attached hereto and the Disclosure Letter provided in connection herewith, and all amendments or supplements hereto in accordance with Section 9.09.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Buyer Fundamental Representations” means the representations and warranties made in Section 5.01 (Organization and Authority of Buyer; Enforceability) and Section 5.04 (Brokers).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” the means the Confidentiality Agreement, dated March 20, 2018, by and between Buyer and QTS Realty Trust, Inc., on behalf of themselves and their respective Affiliates, as the same may be amended from time to time in accordance with its terms.

“Consent” means any consent, approval or authorization.

“Contract”” means any legally binding written or oral contract, agreement or other undertaking.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “Controlled,” “under common Control with” and “Controlling” shall have correlative meanings.

“Disclosure Letter” means the disclosure letter dated as of the Effective Date provided by the Seller Parties to Buyer in connection with this Agreement, and which forms a part of this Agreement.

“Government Authority” means any U.S. federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Knowledge of QTS LP” means the actual or constructive knowledge, after making reasonable inquiry, of the Persons set forth on Section A of the Disclosure Letter.

“Law” means any U.S. federal, state, local or non-U.S. statute, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law).

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim or other lien.

“Losses” means all losses, damages, costs, expenses, and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).

“Net AR/AP Amount” means, with respect to an Assigned Contract and based on amounts as of the applicable Transfer Effective Time, the difference, which may be a positive or negative amount, of (x) the amount of any outstanding accounts receivable and notes receivable thereunder, minus (y) the amount of any outstanding accounts payable or notes payable thereunder.  For the avoidance of doubt, a positive Net AR/AP Amount shall be treated as a credit in favor of QTS TRS and a negative Net AR/AP Amount shall be treated as a credit in favor of Buyer for purposes of calculating any cash payment under Section 2.03(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Government Authority.

“Permits” means all permits, approvals, authorizations, licenses, Consents, registrations, concessions, grants, franchises, certificates, identification numbers exemptions, waivers, and filings issued or required by any Government Authority under applicable Law.

“Permitted Liens” means the following Liens:

(a)        Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings;

(b)        statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice;

(c)        Liens created by or through, or resulting from any facts or circumstances relating to, Buyer or its Affiliates; and

(d)        Liens arising out of, under or in connection with this Agreement or the other Transaction Documents.

“Person” means any natural person, general or limited partnership, corporation, company, trust, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“QTS Permitted Assignee” means a Person that is either:  (i) QTS Realty Trust, Inc. or (ii) a direct or indirect subsidiary of QTS Realty Trust, Inc.

“Records” means all books, records, ledgers and files or other similar information of the Seller Parties (in any form or medium) exclusively related to, used or held for use in connection with the Purchased Assets, including all client lists, vendor and supplier lists, correspondence, mailing lists, revenue records, invoices (and any supporting documentation to such invoices), advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, and data books.

“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person.

“Seller Fundamental Representations” means the representations and warranties made in Section 4.01 (Organization and Authority of the Seller Parties; Enforceability) and Section 4.03 (Brokers).

“Seller Intellectual Property” means all Intellectual Property that is owned, licensed or used by any of the Seller Parties, including those internet protocol addresses allocated to or used by any Seller Party or any of its Affiliates.

“Seller Names and Seller Marks” means the names or marks of QTS Realty Trust, Inc., a Maryland corporation, Seller or any of their respective Affiliates, including names that use or contain “QTS” (in block letters or otherwise), the QTS monogram, “QTS Realty Trust” and “QualityTech” either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

“Seller Technology” means all Technology that is owned by any of the Seller Parties.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, value-added, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority with respect thereto, and any Liability for the payment of any amounts of the type described in the foregoing clause as a result of being a transferee or successor to any person, as a result of any express or implied obligation to indemnify any other Person, by Contract, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) required to be supplied to a Taxing Authority relating to Taxes.

“Taxing Authority” means any U.S. federal, state or local or non-U.S. jurisdiction (including any subdivision and any revenue agency of a jurisdiction) imposing Taxes and the agencies, if any, charged with the collection of such Taxes for such jurisdiction.

“Technology”  means, collectively, all technology, designs, procedures, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, and all related technology.

“Transaction Documents” means this Agreement, each Bill of Sale, Assignment and Assumption Agreement, the Channel Agreement, the Colocation Agreement and the Transition Services Agreement, in each case including all exhibits and schedules thereto and all amendments or supplements thereto made in accordance with the respective terms thereof, and any other documents, agreements, bills of sale, instruments, certificates or deliverables executed in connection therewith.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” means any sales Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, business and occupation Tax, value added Tax or similar Taxes and all related fees.

Action	Exhibit A
Affiliate	Exhibit A
Agreement	Exhibit A
Assigned Contracts	Section 2.01(a)(i)
Assumed Liabilities	Section 2.01(c)
Bankruptcy and Equity Exception	Exhibit A
Bill of Sale, Assignment and Assumption Agreement	Section 2.03(b)
Business Day	Exhibit A
Buyer	Preamble
Buyer Fundamental Representations	Exhibit A
Buyer Indemnified Parties	Section 8.02
Buyer Taxes	Section 7.03(b)
Channel Agreement	Section 2.04(a)
Code	Exhibit A
Colocation Agreement	Section 2.04(b)
Confidentiality Agreement	Exhibit A
Consent	Exhibit A
Contract	Exhibit A
Control	Exhibit A
Controlling Party	Section 8.04(b)
Disclosure Letter	Exhibit A
Effective Date	Preamble
Excluded Assets	Section 2.01(b)
Excluded Liabilities	Section 2.01(d)
Government Authority	Exhibit A
Indemnified Party	Section 8.04(a)
Indemnifying Party	Section 8.04(a)
Knowledge of QTS LP	Exhibit A
Law	Exhibit A
Liabilities	Exhibit A
Lien	Exhibit A
Losses	Exhibit A
Net AR/AP Amount	Exhibit A
Order	Exhibit A
Participation Arrangement	Section 2.02(a)
Parties	Preamble
Permits	Exhibit A
Permitted Liens	Exhibit A
Person	Exhibit A
Purchased Assets	Section 2.01(a)
Purchased Tangible Personal Property	Section 2.01(a)(ii)
QTS LP	Preamble
QTS Permitted Assignee	Exhibit A
QTS TRS	Preamble
Representative	Exhibit A
Restricted Period	Section 6.07(a)

Seller Fundamental Representations	Exhibit A
Seller Indemnified Parties	Section 8.03(a)
Seller Intellectual Property	Exhibit A
Seller Names and Seller Marks	Exhibit A
Seller Parties	Preamble
Seller Taxes	Section 7.03(a)
Seller Technology	Exhibit A
Sellers’ Bankers	Section 4.03
Subsidiary	Exhibit A
Tax	Exhibit A
Tax Returns	Exhibit A
Taxes	Exhibit A
Taxing Authority	Exhibit A
Technology	Exhibit A
Third Party Claim	Section 8.04(a)
Third Party Consents	Section 6.03
Top Customers	Section 4.06
Transaction Dispute	Section 9.11
Transaction Documents	Exhibit A
Transactions	Exhibit A
Transfer	Section 2.03
Transfer Effective Time	Section 2.03
Transfer Taxes	Exhibit A
Transferred Software and Licenses	Section 2.01(a)(iii)
Transition Services Agreement	Section 2.04(c)

EXHIBIT B

FORM

OF

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

[attached]

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (this “Agreement”), dated as of the date indicated below, is made by and among the undersigned assignor(s) (each or collectively, the “Assignor”), and the undersigned assignee (each or collectively, the “Assignee”).

RECITALS:

A.           Quality Technology Services Holding, LLC, a Delaware limited liability company (“QTS TRS”), and QualityTech, LP, a Delaware limited partnership and the sole member of QTS TRS (“QTS LP” and together with QTS TRS, the “Seller Parties”), on the one hand, and General Datatech, L.P., a Texas limited partnership (“Buyer”), on the other hand, entered into that certain Transaction Agreement, dated as of April 24, 2018 (the “Transaction Agreement”), pursuant to which the Seller Parties agreed to sell to Buyer, and Buyer agreed to purchase from the Seller Parties, certain Purchased Assets, and Buyer agreed to assume certain Assumed Liabilities from the Seller Parties, as set forth in the Transaction Agreement.  Any capitalized terms used in this Agreement but not otherwise defined herein shall be defined as set forth in the Transaction Agreement.

B.           The Assignor(s) and the Assignee desire to enter into this Agreement to effect certain transactions referred to in and contemplated by the Transaction Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

Section 1.01.        Transfer of Assets.  Effective as of the Transfer Effective Time, the applicable Assignor hereby sells, conveys, assigns, transfers and delivers to the Assignee, and the Assignee hereby purchases, acquires and accepts from the applicable Assignor, all of such Assignor’s right, title and interest in, to and under each Purchased Asset set forth on Schedule A hereto, free and clear of all Liens other than Permitted Liens.

Section 1.02.        Assumption of Liabilities.  Effective as of the Transfer Effective Time, and on the terms and subject to the conditions set forth in the Transaction Agreement, the Assignee hereby assumes and agrees to timely pay, discharge and perform in accordance with their terms, the Assumed Liabilities related to the Purchased Assets and any other Assumed Liabilities set forth on Schedule A hereto. Assignee shall not assume or have any liability or obligation whatsoever for any Liability of the Assignor(s) other than the Assumed Liabilities.

ARTICLE II

MISCELLANEOUS

Section 2.01.        Governing Law.  This Agreement will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, excluding conflict of laws rules.

Section 2.02.        No Amendment or Modification to Transaction Agreement.  Each of the Assignor and the Assignee hereby acknowledges and agrees that no representations or warranties of any Party under the Transaction Agreement shall be deemed to be enlarged, modified or altered in any way by this Agreement, and that the sole recourse for the breach of any representations, warranties, covenants and agreements relating to the Purchased Assets and Assumed Liabilities shall be as set forth in the Transaction Agreement.  In the event of any inconsistency or conflict between the terms of this Agreement and the Transaction Agreement, the terms of the Transaction Agreement shall control.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Bill of Sale, Assignment and Assumption Agreement to be duly executed and delivered as of _______________________ (the “Transfer Effective Time”).

ASSIGNOR:	ASSIGNEE:

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

TO BILL OF SALE ASSIGNMENT AND ASSUMPTION AGREEMENT

Purchased Asset(s):

Assumed Liabilities: